Exhibit 99.1

FOR IMMEDIATE RELEASE
CareTrust REIT Completes Acquisition of 14-Facility Liberty Portfolio
SAN CLEMENTE, Calif., Oct. 1, 2015 (GLOBE NEWSWIRE) -- CareTrust REIT, Inc. (NASDAQ:CTRE) today confirmed that it has completed its previously-announced asset acquisition of a multi-facility skilled nursing and seniors housing portfolio in Ohio. The Liberty Healthcare portfolio includes 1,102 operating skilled nursing beds and 156 assisted and independent living units in 14 locations, all of which will be leased to Pristine Senior Living, LLC. Concurrently with the sale, Liberty also transferred its leasehold in a 15th location to Pristine.
The Liberty portfolio acquisition and the new, triple-net master lease with Pristine Senior Living, LLC are effective as of October 1, 2015. The purchase price, inclusive of estimated transaction costs, was approximately $177 million, with initial annual rental revenue of approximately $17.0 million to CareTrust under the terms of the master lease, which carries an initial term of 15 years with two five-year renewal options and CPI-based rent escalators.
"We couldn't be more pleased to be partnering with the outstanding and well-respected Pristine team to acquire these assets," remarked Greg Stapley, CareTrust's Chairman & Chief Executive Officer. "Making sure our assets are in highly-competent and caring operating hands is a top priority," he said. "Pristine checks all the boxes and more," he added, "and we look forward to further growth with them in the future."
Chris Cook, Pristine's founder and Chief Executive Officer, and a 25-year veteran of the post-acute care industry, said, "We are proud to partner with CareTrust, an organization that shares our commitment to the highest quality of care. We are thrilled to be growing both our organization and our partnership with CareTrust, in a way that allows us to focus on achieving quality clinical outcomes for our patients and residents."
Bill Wagner, CareTrust's Chief Financial Officer, noted that the Liberty acquisition significantly diversifies the tenant concentration in the company's existing investment portfolio. "This acquisition moves our former parent and principal tenant The Ensign Group, Inc. from approximately 84% of revenues to under 67% of run-rate revenues, while adding another high-quality operator in Pristine," he said. "We believe that as we continue to expand and diversify our base of top-flight tenants, invest in quality assets and generate superior risk-adjusted returns, the capital markets will reward us with lower costs of capital and more opportunities to grow," he added. Mr. Wagner cited the recent changes by both Moody's and Standard & Poor's of their respective credit outlooks on CareTrust from "stable" to "positive" as evidence of the market's appreciation for the company's steady growth to date and accompanying improvements to its balance sheet.
Mr. Stapley reaffirmed that CareTrust continues to seek compelling opportunities nationwide to grow its expanding portfolio of skilled nursing and seniors housing assets. He also affirmed that the company continues to focus on operator quality as well as asset quality in evaluating potential investments, and the company continues to have a robust and active acquisition pipeline.
About Pristine Senior Living
Pristine Senior Living is focused on operating seniors housing and post-acute care facilities. The company's principals and senior management team have extensive operations and ownership experience, including previous operation of a 23-facility portfolio with annual revenues of approximately $130 million.
About CareTrustTM
CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust that is engaged in the ownership, acquisition and leasing of seniors housing and healthcare-related properties. With 119 net-leased healthcare properties and three operated seniors housing properties in fifteen states, CareTrust is pursuing opportunities nationwide to acquire additional properties that will be leased to a diverse group of local, regional and national seniors housing operators, healthcare services providers, and other healthcare-related businesses. More information about CareTrust is available at www.caretrustreit.com.

Contact Information
CareTrust REIT, Inc. (949) 542-3130, ir@caretrustreit.com
SOURCE: CareTrust REIT, Inc.